SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                       ____________________

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

            Date of Report (date of earliest event reported):
                         March 31, 1997

                    VALERO ENERGY CORPORATION
      (Exact name of registrant as specified in its charter)

       Delaware                 1-4718                    74-1244795
(State of incorporation)     Commission File          (I.R.S. Employer
     jurisdiction                Number               Identification No.)
   of incorporation

     530 McCullough Avenue, San Antonio, Texas                 78215
     (Address of principal executive offices)                (Zip Code)

                            (210) 246-2000
         (Registrant's telephone number, including area code)

                            Not applicable
         (Former name or address, if changed since last report)

Item 5.  Other Events

First Quarter 1997 Earnings

     For the three months ended March 31, 1997, Valero Energy Corporation (the "Company") reported net income of $15.4 million, or $0.29 per share of common stock, compared to first quarter 1996 net income of $19.9 million, or $0.39 per common share.

     The Company's refining and marketing operations reported record first quarter 1997 operating income of $43.5 million, compared to $15.2 million for the same period last year. The increase was due primarily to an improvement in the discount for the Company's residual fuel oil purchases and higher gasoline-to-crude premiums.

     Operating income from the natural gas related services segment was $10.9 million for the first quarter of 1997, compared to $47.5 million for the first quarter of 1996. The decrease was due to lower natural gas sales prices and margins, resulting primarily from unusually warm winter weather in the Eastern United States in February and March, and a lower contribution from the segment's price risk management activities. The decrease was partially offset by improved natural gas liquids ("NGL") margins resulting from higher NGL product prices, which were supported by strong crude oil and refined product markets and continued tight NGL inventories.

     The following table presents selected earnings and operations information for the Company for the three months ended March 31, 1997 and 1996.


            VALERO ENERGY CORPORATION AND SUBSIDIARIES
                             EARNINGS
          (Millions of Dollars, Unless Otherwise Noted)
                           (Unaudited)


                                          Three Months Ended March 31,
                                          1997          1996      % Change
                                      ________      ________      ________
OPERATING REVENUES:
  Refining and Marketing                $821.8        $574.5          43
  Natural Gas Related Services           767.4         577.9          33
  Intersegment Eliminations              (52.1)        (42.3)        (23)
                                      ________      ________         ___
     Total                            $1,537.1      $1,110.1          38
                                      ========      ========

OPERATING INCOME (LOSS)
  Refining and Marketing                 $43.5         $15.2         186
  Natural Gas Related Services            10.9          47.5         (77)
  Corporate General and Administrative
     Expenses and Other, Net             (10.5)        (10.5)          -
                                      ________      ________
     Total                                43.9          52.2         (16)
                                      ________      ________

EQUITY IN EARNINGS OF JOINT VENTURES       1.0           0.2         400

OTHER INCOME, NET.                         1.4           2.5         (44)

INTEREST AND DEBT EXPENSE, NET           (22.9)        (25.2)          9
                                      ________      ________

INCOME BEFORE INCOME TAXES                23.4          29.7         (21)

INCOME TAX EXPENSE                         8.0           9.8         (18)
                                      ________      ________

NET INCOME                                15.4          19.9         (23)

  LESS: PREFERRED STOCK DIVIDENDS.         2.7           2.8          (4)
                                      ________      ________

NET INCOME APPLICABLE TO COMMON STOCK    $12.7         $17.1         (26)
                                      ========     =========

EARNINGS PER COMMON SHARE                $0.29         $0.39         (26)
                                      ========     =========

            VALERO ENERGY CORPORATION AND SUBSIDIARIES
                       OPERATING STATISTICS
          (Millions of Dollars, Unless Otherwise Noted)
                           (Unaudited)

                                           Three Months Ended March 31,
                                          1997        1996       % Change
                                      ________      ________      _______

OPERATING STATISTICS:
  Refining and Marketing
   Throughput Volumes (Mbbls per Day)      174         169             3
   Average Throughput Margin per Barrel  $6.58     $  4.55            45

  Natural Gas Related Services:
     Gas Volumes (MMcf per Day):
       Sales                             1,924       1,776             8
       Transportation                    1,559       1,426             9
                                      ________      ________         ___
          Total Gas Volumes              3,483       3,202             9
                                      ========      ========

     Average Gas Sales Margin per Mcf   $(.015)      $.246          (106)
     Average Gas Transportation Fee
       per Mcf                           $.082       $.101           (19)

     NGL Plant Production:
       Production Volumes
       (Mbbls per Day)                    82.2        78.9             4
       Average NGL Market
        Price per Gallon.                $.361       $.305            18
       Average Gas Cost per Mcf. .       $2.32       $1.60            45
       Average NGL Margin per Gallon.    $.119       $.095            25


                            SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                             VALERO ENERGY CORPORATION

                             By:  /s/ Edward C. Benninger, Jr.
                                  Edward C. Benninger, Jr.
                                  President and Chief Financial Officer


Dated:  April 24, 1997